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                                                                     Exhibit 1.1


                            DEALER MANAGER AGREEMENT

                                  July 14, 2000



STIFEL, NICOLAUS & COMPANY, INC.
1125 17th Street
Suite 1500
Denver, CO  80202

Ladies and Gentlemen:

                  This agreement (the "Agreement") will confirm the understanding among Metretek Technologies, Inc., a Delaware corporation (the "Company" or "us" or "we") and Stifel, Nicolaus & Company, Inc. ("SNC" or "you") pursuant to which the Company has retained SNC, on the terms and subject to the conditions set forth herein, to act as exclusive dealer manager for the Company in connection with the proposed redemption by the Company of all of its outstanding warrants that were issued in September 1998 as dividends to its existing stockholders (the "Subject Warrants"). The Subject Warrants are more particularly described in post-effective amendment number 1 to that certain registration statement on Form S-3 (File No. 333-60925) declared effective by the Securities and Exchange Commission on September 10, 1988 (the "Original Registration Statement").

1. RETENTION. The Company hereby retains SNC as its exclusive dealer manager in connection with the redemption by the Company of the Subject Warrants and the exercise of the Subject Warrants by the holders thereof (the "Redemption") and, subject to the terms and conditions hereof, you agree to act as the Company's exclusive dealer manager in connection with the Redemption. The Company hereby authorizes you to act on its behalf in accordance with this Agreement and the terms of the Redemption Documents (defined below), which Redemption Documents you and any other broker or dealer or any commercial bank or trust company or nominee approved by the Company (collectively, the "Brokers") are entitled to use in connection with the solicitation of the exercise of the Subject Warrants prior to the date the Subject Warrants are to be redeemed (the "Redemption Date"). You and the Company agree to furnish no other written material to any record holder of the Subject Warrants (a "Holder") in connection with the Redemption; provided, however, that the Company may provide written materials to Holders if (i) such material is concurrently or has previously been filed with the Securities and Exchange Commission (the "Commission"), and (ii) such material is delivered to SNC within a reasonable time prior to its public dissemination or delivery to Holders in order to provide you with an opportunity to review and comment thereon. In so soliciting, you shall act as an independent contractor and shall not be deemed to act as agent of the Company, and the Company shall not be deemed to act as your agent. In addition, in so soliciting, no Broker shall be deemed to act as your agent or as agent of the Company, and you shall not be deemed to act as the agent of any Broker.


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2.       MAILING OF REDEMPTION DOCUMENTS. Prior to the commencement of the
         Redemption, the Company agrees to furnish you with as many copies as you may reasonably request of (i) the notice of redemption relating to the Redemption (the "Redemption Notice") and the Consent and Letter of Transmittal to be used by Holders to tender or exercise the Subject Warrants (the "Letters of Transmittal"), the form of letter to Brokers and the form of letter from Brokers to clients relating to the Redemption (the "Broker/Client Letters"), any form of newspaper advertisement or press release, the Guidelines for Certification of Taxpayer Identification Number and the Consent and Notice of Guaranteed Delivery relating to the Redemption (the "Notice of Guaranteed Delivery"), each as required, (ii) each document required to be filed with the Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pertaining to the Company during the term of this Agreement, including the post-effective amendment number 1 to the Original Registration Statement to be filed with the Commission and be declared effective by the Commission prior to the commencement of the Redemption (the post-effective amendment number 1 to the Original Registration Statement, as so declared effective, shall be referred to herein as the "S-3"), with respect to the shares of common stock issuable upon exercise of the Subject Warrants, and (iii) each appendix, attachment, modification, amendment or supplement to any of the foregoing and all related documents (each of (i), (ii) and (iii), a "Redemption Document" and, collectively, the "Redemption Documents"). The terms Redemption Document and Redemption Documents include any documents incorporated therein by reference or deemed to be incorporated therein by reference. At the commencement of the Redemption, the Company shall cause timely to be delivered or mailed to each Holder legally or contractually entitled thereto, each Redemption Document and any other offering materials prepared expressly for use by Holders in tendering, exercising or otherwise participating in the Redemption, together with a return envelope. Thereafter, to the extent practicable, until the Redemption Date, the Company shall use its reasonable best efforts to cause copies of such materials to be mailed to each person who becomes a Holder.

         In connection with the Redemption, if (a) the Company uses or permits the use of, or files with the Commission or any other governmental or regulatory authority or body, any Redemption Document (other than any document incorporated by reference into any Redemption Notice) that (i) has not been submitted to you on a timely basis for your comments or
         (ii) has been so submitted and with respect to which you reasonably object, (b) any restraining order or injunction shall have been issued or any investigation, action, claim, suit or proceeding shall have been commenced with respect to any aspect of the Redemption or with respect to any of the transactions contemplated by the Redemption Documents before any foreign, federal, state or local authority, regulatory body, administrative agency, court or other governmental or quasi-governmental body, including the Commission, that in the opinion of your counsel makes it legally inadvisable for you to continue to act hereunder, or (c) the Company shall have breached in any material respect any of its representations, warranties, agreements or covenants herein, and such breach shall not be promptly cured after notice, then you shall be entitled to withdraw as the dealer manager in connection with the Redemption, without any liability or penalty to you or any other Indemnified Person (as defined in Schedule A hereto) for such withdrawal and without loss of any right to indemnification or contribution provided in this Agreement (including such Schedule A) or to the payment of all fees and expenses payable hereunder that have accrued to the date of the withdrawal. If you should withdraw, the fees accrued and reimbursement for your documented out-of-pocket expenses through the date of such withdrawal shall be paid to you in cash promptly after such date.


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3.       CONDUCT OF REDEMPTION.

         (a) You agree as dealer manager, in accordance with your customary practice, to perform in connection with the Redemption those services as are customarily performed by investment banking concerns in connection with similar warrant redemptions, including using your reasonable best efforts to solicit the exercise of the Subject Warrants in the Redemption; notwithstanding the foregoing, we agree that nothing set forth in this Agreement shall require you to continue to render services hereunder (i) for the period during which any injunction, restraining order or other adverse judicial or regulatory ruling, declaration or other order shall remain in effect with respect to the Redemption or with respect to any of the transactions in connection with, or contemplated by such Redemption if in your good faith judgment upon advice of counsel you reasonably believe it inadvisable to render services pursuant hereto, or (ii) if your continuing so to act could, in your good faith judgment based on the reasonable advice of counsel, violate any statute, regulation or other law of the United States of America or any state thereof or other jurisdiction applicable to the Redemption or any other transaction contemplated by the Redemption Documents;

         (b) You shall not be under any liability to the Company or any other person for any act or omission on the part of any Broker who solicits exercise of Subject Warrants in the Redemption or for any act or omission on your part that is not finally judicially determined to have arisen out of your willful or reckless misconduct or gross negligence, and you, and the Indemnified Persons (as defined in Schedule A hereto), shall have no liability to the Company or any other person in connection with the services rendered and to be rendered pursuant to this Agreement, except for any losses, claims, damages, liabilities and expenses ("Losses") which resulted primarily from any act or omission in performing your obligations hereunder, which Losses are finally judicially determined to have arisen out of your willful or reckless misconduct or gross negligence; the Company acknowledges and agrees that, in your capacity as dealer manager, you shall act as an independent contractor, and any of your duties arising out of your engagement pursuant to this Agreement shall be owed solely to the Company (except as required by law);

         (c) The Redemption Documents will be prepared and approved by the Company; you and any other Broker are authorized to use the Redemption Documents in connection with the solicitation of Holders in compliance with all applicable laws and regulations; the Company shall not (i) amend or supplement the Redemption Documents (other than as such Redemption Documents may be amended or supplemented by documents that are deemed incorporated by reference in the Redemption Notice), or (ii) approve any related material for use in connection with the Redemption without first having submitted a copy thereof to you within a reasonable period of time prior to the filing or use thereof in order to provide you an opportunity to review and comment thereon. The Company agrees, at its expense, to furnish to you as many copies of the Redemption Documents in final form for your use in connection with the Redemption as you may reasonably request;


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         (d)      The Company agrees to furnish, or cause to be furnished, to you cards or lists or copies thereof showing the names and addresses of, and the aggregate number of shares of Common Stock issuable upon exercise of the Subject Warrants held by each Holder as soon as reasonably practicable after the date hereof, and shall advise you, or cause you to be advised, as soon as reasonably practical during the continuance of the Redemption as to (i) any transfers known to the Company or of record of the Subject Warrants and (ii) such other related information from time to time as reasonably requested by you; such notification consisting of the name and address, if available and permitted by applicable law, of the transferor and transferee of any Subject Warrants and the date of such transfer; except as otherwise provided herein, you agree to use such information only in connection with the Redemption and not to furnish such information to any other person except in connection with the Redemption;

         (e) The Company shall direct American Securities Transfer & Trust, Inc., as the warrant agent, transfer agent and registrar (the "Agent"), to inform you and your counsel during each business day during the Redemption as to the number of Subject Warrants which have been tendered or exercised in connection with the Redemption during the interval since its previous daily report to you pursuant to this provision;

         (f) The Company agrees to advise you promptly upon the occurrence of any event which could cause the Company to withdraw, rescind, or modify the Redemption and shall also advise you promptly of any proposal or requirement to amend or supplement any filing required by the Securities Act of 1933, as amended (the "Securities Act"), including the S-3, the Exchange Act or "blue sky" or other state securities laws; the Company will prepare and, if necessary, file with the Commission, as required by applicable law or regulation, any and all necessary amendments and supplements to the Redemption Documents; prior to and during the continuance of the Redemption, the Company will inform you promptly after it receives notice or becomes aware of the happening of any event, or the discovery of any fact, that could make any statement made in any Redemption Document untrue in any material respect or that could in the reasonable opinion of legal counsel experienced in securities law matters require the making of any change in any Redemption Document then being used in order to make the statements therein, in light of the circumstances under which they were made, not misleading or would affect the truth or completeness of any representation or warranty contained in this Agreement if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact; the Company will provide you promptly, with any other information reasonably available to the Company relating to the Redemption or any other transaction contemplated by the Redemption Documents that you may from time to time reasonably request, and upon your request, the Company will confirm such information in writing;

         (g) The Company shall use reasonable efforts to cause the Agent to cooperate with you in all respects reasonably requested by you;

         (h) The Company acknowledges and agrees that you may use the Redemption Documents as specified herein without any independent investigation or verification on your part and the Company represents and warrants to you that you may rely on the accuracy and adequacy of any information delivered to you by or on behalf of the Company without


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                  any independent verification of such information or an
                  appraisal of the Company's assets and that such information, including its business, assets, liabilities, financial condition, plans and prospects, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and

         (i) Until the Redemption date, SNC may (but shall be under no obligation to) purchase and sell Subject Warrants, in the open market or otherwise, in such amounts and at such prices as it deems advisable. Any Subject Warrants so purchased and held by Stifel on the Redemption Date will be exercised by SNC. In addition, SNC may make purchases and sales of Common Stock, as a market-maker, in the open market or otherwise, for long or short account, on such terms as it may deem advisable.

4. COMPENSATION AND EXPENSES REIMBURSEMENT. In consideration of the services to be rendered by you pursuant hereto, the character and sufficiency of which the Company hereby acknowledges, the Company agrees to pay you, in cash, the following non-refundable amounts:

         (a) A one-time fee of $25,000 payable upon filing of the S-3 with the Securities and Exchange Commission;

         (b) A fee, payable concurrently with the termination of the Redemption pursuant to the Redemption Documents, equal to $0.15 for each share of Common Stock for which a Subject Warrant has been exercised, and only to the extent such amount exceeds the payment in Section 4(a) above;

         (c) Whether or not the Redemption is commenced or consummated and whether this Agreement has expired or is terminated, including upon your resignation as dealer manager for whatever reason, the Company agrees to pay promptly after receipt of documentation thereof, in cash, all of the out-of-pocket expenses incurred by you in connection with the services rendered or to be rendered by you pursuant to this Agreement, including all reasonable fees and out-of-pocket expenses of your counsel, up to $20,000 in aggregate;

         (d) Whether or not the Redemption is commenced or consummated and whether or not this Agreement has expired or has been terminated, the Company shall pay (i) all expenses of preparation, printing, mailing and dissemination of the Redemption Documents and any other documents related to the Redemption or other transactions contemplated by the Redemption Documents; (ii) all costs of furnishing such copies of the Redemption Documents as may reasonably be requested in connection with the Redemption or other transactions contemplated by the Redemption Documents; (iii) all fees and expenses paid by Brokers (including you) for their customary mailing and handling expenses incurred in forwarding Redemption Documents and any other documents related to the Redemption to their customers; (iv) all fees and expenses of the Agent or other persons engaged by the Company to render services in connection with the Redemption or other transactions contemplated by the Redemption Documents; (v) all advertising charges; (vi) all filing fees applicable to any transaction addressed herein required to be paid to any governmental or regulatory agency (including those required, if any, of you by the National Association of Securities Dealers, Inc. (the "NASD")); and (vii) all other


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                  expenses customarily payable by an issuer in connection with the Redemption but not including any expenses payable by holders of Subject Warrants; and

         (e)      All payments to be made by the Company pursuant to this
                  Section 4 shall be made as soon as reasonably practicable after the expiration or termination of the Redemption; provided, however, that the reimbursement of your reasonable out-of-pocket expenses (excluding the fees and expenses of counsel) shall be due upon request as such expenses are incurred and after supporting documentation thereof is received by the Company.

5. TERMINATION. Subject to Section 11 hereof, you may resign and, following 30 days' notice, the Company may terminate your engagement hereunder at any time upon receipt of written notice to such effect by the other party. Your engagement hereunder may be extended by written agreement of the parties hereto. If this Agreement were to expire or terminate for any reason, however, you shall be entitled to prompt payment of all of the fees earned and amounts payable in respect of expenses incurred in accordance with Section 4 hereof up to the effective date of such expiration or termination, and the indemnity and contribution provisions contained in Schedule A hereto and the representations, warranties and agreements contained in Section 7 hereof, shall remain in full force and effect.

6. INDEMNITY. The Company agrees to indemnify the Indemnified Parties (as defined in Schedule A) as set forth in Schedule A, which Schedule A is incorporated herein and made a part hereof.

7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to you that, at the commencement of the Redemption at each mailing or other dissemination of any Redemption Document, and upon the consummation of and throughout the Redemption:

         (a) The Company and each of its subsidiaries have been duly organized, are validly existing and in good standing as corporations under the laws of their jurisdiction of incorporation and have the requisite power and authority to carry on their business as it is currently being conducted, to own, lease and operate their properties and the Company has the full corporate power and authority to authorize the Redemption, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by the Redemption Documents, and each of the Company and its subsidiaries is duly qualified and is in good standing as a foreign corporation authorized to do business in each jurisdiction where the operation, ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, singly or in the aggregate, have a material adverse effect or a prospective material adverse effect on the properties, plans, business, results of operations, general affairs, management, condition (financial or otherwise), business prospects, or business affairs of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect");

         (b) Prior to the commencement of the Redemption, the Company shall have taken all corporate action necessary to authorize the making and consummation thereof and the consummation of the other transactions contemplated by the Redemption Documents;

         (c) Each of the Redemption Documents as then amended or supplemented and the Redemption will comply with the Securities Act and the Exchange Act, as such Acts may be applicable, and in each case the applicable rules and regulations of the


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                  Commission promulgated pursuant thereto, and with all
                  applicable rules or regulations of any governmental or regulatory authority or body, including applicable "blue sky" or similar securities laws, and no consent or approval of, or filing with, any governmental body or agency is required in connection with the commencement or consummation of the Redemption, other than those consents or approvals which will have been obtained or any filing which will have been made prior to the commencement or consummation, as the case may be, of the Redemption;

         (d) None of the Redemption Documents and no other report, filing, document, release, or communication published, delivered to Holders, or filed with any governmental or regulatory body by or on behalf of the Company in connection with the Redemption including, without limitation, the S-3 or any other such information or document filed with the Commission, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading;

         (e) Neither the Company nor any of its subsidiaries is (i) in violation of its respective charter or bylaws or (ii) in default in the performance of any obligation, bond, debenture, note or any other evidence of indebtedness, or any indenture, mortgage, deed of trust or other contract, lease or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject, except, in the case of this clause 7(e)(ii), where such default would not have, singly or in the aggregate, a Material Adverse Effect;

         (f) Except as described in the Redemption Documents, there is no action, suit, or proceeding before or by any court or governmental agency or body, pending against or affecting the Company or any of its subsidiaries or affiliates, or any of their respective assets or properties, which would reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the Company's performance of its obligations pursuant to this Agreement or the transactions contemplated hereby, and to the best of the Company's knowledge, no such proceedings are contemplated or threatened; neither the Company nor any of its subsidiaries is subject to any judgment, order, decree, rule or regulation of any court or other governmental or regulatory authority or body which would reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect;

         (g) The execution, delivery and performance of this Agreement by the Company and the consummation of the Redemption and the consummation of the other transactions contemplated by the Redemption Documents (i) will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default or cause an acceleration of, or result in the imposition or creation of (or the obligation to create or impose) any security interest, mortgage, pledge, claim, lien, encumbrance or adverse interest of any nature (each, a "Lien") with respect to any obligation under, the charter or bylaws of the Company or any of its subsidiaries, or any bond, note, debenture or any other evidence of indebtedness or any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them is bound, or any order, rule or regulation of any court or governmental agency or authority entered in any proceeding to which the Company or any of its subsidiaries was or is a party or by which it or any of them is bound, or to which any properties of the Company or any of its subsidiaries is or may be subject, or an acceleration of indebtedness pursuant to the charter or bylaws, or other equivalent instruments, of the Company or any of its subsidiaries, or any order of any United States federal or state authority, regulatory body, administrative agency, court or other governmental or quasi-governmental body, including the Commission, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or violate or conflict with any statute, rule or regulation or administrative regulation or decree or court decree applicable to the Company or any of its subsidiaries or affiliates or any of its assets or properties where, in any such instance, such conflict, breach, violation, default, acceleration of indebtedness or Lien would reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect and (ii) will not conflict with or violate any United States federal or state rule, regulation, statute, law, order or decree of any United States federal or state authority, regulatory body, administrative agency, court or other governmental or quasi-governmental body, including the Commission, applicable to the Company or any of its subsidiaries or any of its properties or assets;

         (h) This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms;

         (i) No injunction or restraining order or any adverse motion, ruling, declaration, decree or other order has been issued or proceedings, litigation or investigation initiated or, to the best knowledge of the Company, threatened (and no adverse development in any pending litigation shall have occurred) by or before, any United States federal or state authority, regulatory body, administrative agency, court or other governmental or quasi-governmental body, including the Commission, with respect to: (i) the making or the consummation of the Redemption or the other transactions contemplated by the Redemption Documents; and (ii) the execution, delivery or performance by the Company of this Agreement;

         (j) Except as disclosed in the Redemption Documents, there has not occurred since the date of the most recent audited financial statements contained in the S-3 any Material Adverse Effect, or any development involving a prospective Material Adverse Effect, in the properties, plans, business, results of operations, general affairs, management, condition (financial or otherwise), business prospects or business affairs of the Company, together with its subsidiaries and its affiliates taken as a whole;

         (k) The Company has or upon consummation of the Redemption will have sufficient funds available, and has or will have sufficient authority to use such funds under applicable law, to enable it to pay in accordance with the terms of the Redemption (i) the full consideration that it would have to pay if all of the Subject Warrants are redeemed pursuant to the Redemption, and (ii) the fees and expenses payable pursuant to this Agreement;

         (l) The Redemption as described in the Redemption Documents does not violate the terms of the Subject Warrants;

         (m) The Company is not, nor will it be as a result of the purchase by it of the Subject Warrants that it may become obligated to purchase pursuant to the terms of the Redemption, an "investment company" under the Investment Company Act of 1940 and the rules and regulations promulgated by the Commission thereunder; and

         (n) Except for the S-3 and a Form 8-K to be filed on the date hereof, the Redemption does not require any filings with the Commission pursuant to the Securities Act of 1933 or the Securities and Exchange Act.

8. COVENANTS OF THE COMPANY AND CONDITIONS TO OBLIGATIONS. Your obligation to render services pursuant to this Agreement shall at all times be subject, in your discretion, to the following conditions, which (except for clauses 8(f), 8(i) and 8(j)) the Company covenants to effect:

         (a) The Company shall at all times during the Redemption have performed in all material respects all of its obligations hereunder theretofore to be performed;

         (b) All representations and warranties of the Company contained in this Agreement are now, and at the commencement of, and at all times during the continuance, and upon the consummation of, the Redemption, shall be true and correct in all material respects;

         (c) Prior to the commencement and at the consummation of the Redemption, the Company shall deliver to you a certificate from the Company, dated such date and signed by a senior officer of the Company, to the effect that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of such date and that the Company has complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied on or before such date;

         (d) At the consummation of the Redemption, you shall have received the opinions as set forth below of Kegler, Brown, Hill & Ritter Co., L.P.A., counsel of the Company, dated such date and reasonably satisfactory to Kaye, Scholer, Fierman, Hays & Handler, LLP, your counsel, substantially to the effect that:

                  (1) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. The Company has the corporate power and corporate authority to enter into and perform its obligations under this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company.

                  (2) The Company has taken all corporate action necessary to authorize the making and consummation of the Redemption and the other transactions contemplated by the Redemption Documents.

                  (3) Except for the S-3 and a Form 8-K to be filed on the date hereof, the Redemption does not require any filings with the Commission pursuant to the Securities Act of 1933 or the Securities and Exchange Act.

                  (4)      Such counsel participated in the preparation of the
                           (a) S-3, and (b) the other Redemption Documents and such other offering materials and information as the Company has prepared or approved in connection with the Redemption. Although such counsel has not independently verified and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the documents referred to in (a) and (b) above and such counsel has relied as to materiality to a large extent upon the judgment of officers of the Company, on the basis of the information that was developed in the course of the services referred to above, no facts have come to such counsel's attention which has caused such counsel to believe that the any of such documents (apart from the financial and market data and statistical information contained or incorporated by reference therein, as to which such counsel need express no opinion) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

                  (5) Other than required filings with the Securities and Exchange Commission, no consent, approval, authorization or other order of, or filing with, any Governmental Authority is legally required for the execution by the Company in connection with the commencement or consummation by the Company of the Redemption. The term "Governmental Authority" means any federal or New York executive, legislative, judicial, administrative or regulatory body or under the General Corporation Law of the State of Delaware, including, without limitation, the Commission.

                  (6) The execution, delivery and performance of this Agreement by the Company and the consummation of the Redemption and the other transactions contemplated by the Redemption Documents: (A) will not result in a breach or violation of the charter or bylaws of the Company, (B) will not conflict with or violate any Applicable Law or Applicable Order and (C) will not violate or cause a breach or default under, to the knowledge of such counsel, any material agreement, instrument, contract or document evidencing any other obligation of the Company or its subsidiaries, except that such counsel need express no opinion in this paragraph as to whether the Redemption Documents contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The term "Applicable Laws" means those laws, rules and regulations of the State of New York and the United States and the provisions of the General Corporation Law of the State of Delaware that, in the experience of such counsel, are normally applicable to transactions of the type contemplated by the Redemption, and the term "Applicable Orders" means those orders or decrees of Delaware, New York or federal Governmental Authorities by which the Company is bound, the existence of which is actually known to such counsel.

                  (7) To the knowledge of such counsel, no restraining order or injunction has been issued by, and no investigation, action, claim, suit or proceeding has been initiated or threatened by or before, any federal, New York or Delaware authority, regulatory body, administrative agency, court or other governmental or quasi-governmental body, or under the General Corporation Law of the State of Delaware, including the Commission, with respect to (A) the making or the consummation of any Redemption, or (B) the execution, delivery or performance by the Company of this Agreement.

         (e) On or prior to the commencement of the Redemption, you shall have received from Kegler, Brown, Hill & Ritter Co., L.P.A., counsel of the Company, a letter dated such date and reasonably satisfactory to Kaye, Scholer, Fierman, Hays & Handler, LLP, your counsel, to the effect that they have no knowledge of any fact that would prohibit them from delivering the opinion set forth in Section 8(d) above as required therein;

         (f) At all times during the pendency of the Redemption, the Company shall have furnished to you or your counsel, as the case may be, such information, certificates and documents as you or your counsel shall have reasonably requested;

         (g) It shall not have become unlawful under any law or regulation, Federal, state or local, for you to render services pursuant to this Agreement, or to continue so to act, as the case may be;

         (h) The Company will have advised you promptly of (i) the occurrence of any event that could cause the Company to withdraw or terminate the Redemption or would permit the Company not to consummate the Redemption and (ii) the issuance to the Company of any comment or order by the Commission or any other governmental or regulatory authority or body concerning the Redemption;

         (i) The Company represents that it has not retained or caused to be retained and, during the term of this Agreement, will not without your prior written consent retain or cause to be retained as financial advisor, placement agent, dealer manager or underwriter any other person to advise or assist it (other than the Agent) with the Redemption or otherwise directly or indirectly to use any other person to contact, approach or negotiate with Holders with respect to the Redemption other than you as their exclusive agent;

         (j) All opinions, certificates, letters and other documents required by this Section 8 will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to you and to Kaye, Scholer, Fierman, Hays & Handler, LLP, your counsel. The Company will furnish you with such conformed copies of such opinions, certificates, letters and other documents as you shall reasonably request; and

         (k) The National Association of Securities Dealers, Inc. shall have reviewed and approved this Agreement and authorized SNC to perform its obligations hereunder.

9. REFERENCE TO YOU. The Company agrees that any reference to you or any of your affiliates in any Redemption Document, or any other release, publication or communication to any party outside the Company, is subject to your prior approval. If you resign or are terminated prior to the dissemination of any Redemption Document or any other release or communication, no reference shall be made therein to you without your prior written permission.

10. ACCESS TO INFORMATION. In connection with your activities hereunder, the Company agrees to furnish you and your counsel with all information concerning the Company that you reasonably deem appropriate and agrees to provide you with reasonable access to the Company's officers, directors, accountants, counsel, consultants and other appropriate agents and representatives. To the extent consistent with legal requirements, all information given to you by the Company, unless publicly available or otherwise available to you or which otherwise becomes available to you without restriction or breach of any confidentiality agreement, shall be held by you in confidence and shall not be disclosed to anyone other than your agents and advisors without the Company's prior approval or used for any purposes other than those referred to in this Agreement.

11. SURVIVAL OF CERTAIN PROVISIONS. The indemnity and contribution agreements contained in Section 6 of this Agreement (including Schedule A hereto), the representations and warranties and covenants of the Company made pursuant to Sections 7 and 8 of this Agreement, the provisions contained in Sections 4 and 5 of this Agreement and this
         Section 11 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of you or by or on behalf of any Indemnified Person (as defined in Schedule A hereto), (b) consummation of the Redemption or any other transaction contemplated by the Redemption Documents, or (c) any termination or expiration of this Agreement (other than as the result of a breach of this Agreement by SNC), and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, you, the Indemnified Persons and any such person.

12. NOTICES. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) to the Company at 1675 Broadway, Suite 2150, Denver, Colorado, 80202,
         Attn: A. Bradley Gabbard, with a copy to Paul R. Hess, Esq., Kegler, Brown, Hill & Ritter Co., L.P.A., 65 East State Street, Suite 1800, Columbus, Ohio 43215; and (b) to you at 1125 17th Street, Suite 1500, Denver, Colorado 80202, Attn: Bill Dunn, with a copy to Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York,
         Attn: Richard Kronthal, Esq.

13. CONSTRUCTION. This Agreement, including Schedule A hereto, incorporates the entire understanding of the parties with respect to the Redemption and supersedes all previous agreements and shall be governed by, and construed in accordance with, the laws of the State of New York as applied to contracts made and performed in such State, without regard to principles of conflicts of law. The Company hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Federal and New York State courts located in the City of New York in connection with any suit, action or proceeding related to this Agreement or any of the matters contemplated hereby, irrevocably waive any defense of lack of personal jurisdiction and irrevocably agree that all claims in respect of any suit, action or proceeding may be heard and determined in any such court. The Company irrevocably waive, to the fullest extent they may effectively do so under applicable law, any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14. SEVERABILITY. Any determination that any provision of this Agreement (including any provision of Schedule A hereto) may be or is, unenforceable shall not affect the enforceability of the remainder of this Agreement (including any provision of Schedule A hereto).

15. HEADINGS. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not to be deemed to be part of this Agreement.

16. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

17. THIRD PARTY BENEFICIARIES. This Agreement has been and is made solely for the benefit of the Company, you and the other Indemnified Persons referred to in Section 6 and Schedule A hereto and their respective successors, heirs, personal representatives and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. You shall have no liability or obligation to the Company for any act or omission of any Broker, and you do not undertake any obligation to the Company other than for the performance of your express representations, warranties and agreements hereunder. The Company agrees and acknowledges that the only information furnished or to be furnished by you or on your behalf for inclusion in the Redemption Documents is the description of yourself and your relationship with the Company to be included in such Redemption Documents.

18. ADVERTISEMENTS. Subject to the Company's reasonable approval, the Company agrees that you shall have the right to place advertisements in financial and other newspapers and journals at your own expense describing your services to the Company hereunder; provided the publication of such advertisements shall comply with applicable laws and regulations, and shall not be detrimental to the Company.

19. MODIFICATION. This Agreement may not be modified or amended except in writing, duly executed by the parties hereto.

                  If the foregoing terms correctly set forth our agreement, please confirm this by signing and returning a duplicate copy of this letter. Thereupon, this letter, as signed in counterpart, shall constitute our agreement on the subject matter herein.

                                          METRETEK TECHNOLOGIES, INC.


                                          By: /s/ W. Phillip Marcum
                                             -----------------------------------
                                             Name: W. Phillip Marcum
                                             Title: President


Confirmed and agreed to as
of the date first above written:

STIFEL, NICOLAUS & COMPANY, INC.


By: /s/ William Dunn
   -------------------------------
   Name: William Dunn
   Title: Managing Director

                                   SCHEDULE A
                                   ----------

                  This Schedule A is a part of and is incorporated into that certain Dealer Manager Agreement (together, this "Agreement") dated July 14, 2000, between Metretek Technologies, Inc. and Stifel, Nicolaus & Company, Inc. Capitalized terms used herein without definition shall have the meanings ascribed to them in such Agreement.

                  The Company agrees to indemnify and hold harmless you, your affiliates and any other persons controlling you or any of your affiliates within the meaning of Section 15 of the Securities Act of 1933, as amended, or
Section 20 of the Securities Exchange Act of 1934, as amended, and each of your and their respective officers, directors, partners, employees, representatives and agents (you and each such other person or entity being referred to as an "Indemnified Person"), from and against all losses, claims, damages, judgments, costs, assessments and other liabilities (collectively, "Liabilities"), including, without limitation and as incurred, reimbursement of all costs of investigating, preparing, pursuing, or defending against any such Liability, including the reasonable fees and expenses of counsel to the Indemnified Persons, whether or not arising out of pending or threatened litigation or other action, proceeding or arbitration and whether or not any Indemnified Person is a party thereto, directly or indirectly caused by, related to, based upon, arising out of, or in connection with (i) actions taken or omitted to be taken by Company, its affiliates, employees, directors, officers, partners, representatives, or agents in connection with any transaction contemplated by this Agreement, including, without limitation (a) any withdrawal or termination (other than termination as a result of breach of the agreement by SNC) by the Company of, or failure by the Company to make or consummate, the Redemption and
(b) any failure by the Company to comply with any agreement or covenant or the untruth of any representation or warranty contained in this Agreement; (ii) actions taken or omitted to be taken by any Indemnified Person pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement; provided, however, that, in the case of this subsection (ii) only, the Company shall not be responsible for any Liability or related expense arising solely out of or based solely upon the willful or reckless misconduct or gross negligence (as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of such Indemnified Person; and
(iii) any untrue statement or alleged untrue statement of a material fact contained in any Redemption Document or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than any such statement or alleged statement contained in the Redemption Notice, or any such omission or alleged omission therefrom, in each case, with respect to information relating to an Indemnified Person which information has been furnished in writing by or on behalf of such Indemnified Person expressly for use therein). The Company shall notify you and any Indemnified Person against whom there is instituted, threatened, or asserted any litigation, proceeding or claim promptly of such institution, threat or assertion, which involves the Company or any of its affiliates, assets or properties (and as to which the Company has notice) in connection with the matters addressed by this Agreement. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Indemnified Person in respect of which indemnity may be sought from the Company, such Indemnified Person shall promptly notify the Company in writing (provided that the failure of any Indemnified Person to give such notice shall not relieve the Company of its obligations pursuant to this Agreement, except to the extent the Company shall have been materially prejudiced by such failure) and the Company shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to you and the payment of all expenses in connection therewith. Such Indemnified Person shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at your expense or that of such Indemnified Person, unless (a) the Company has agreed to pay the fees and expenses of such counsel, (b) the Company shall have failed promptly (after notice thereof from any person) to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to you in any such action or proceeding, or (c) the named parties to any such action or proceeding (including any impleaded parties) include both you or such Indemnified Person, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to you or such Indemnified Person which are different from or additional to those available to the Company (in which case, if you or such Indemnified Person notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of you or such Indemnified Person), it being understood, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such Indemnified Persons, which firm shall be designated in writing by you. The Company will not, without your prior consent, settle, compromise or consent to the entry of any judgment or otherwise seek to terminate any pending or threatened action or proceeding in respect of which indemnification or contribution may be sought pursuant to this Agreement (whether or not any Indemnified Person is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such action, claim, litigation or proceeding. Without the Company's prior written consent (which consent shall not be unreasonably withheld), no Indemnified Person shall settle, compromise or consent to the entry of any judgment or otherwise seek to terminate any pending or threatened action or proceeding in respect of which indemnification or contribution is sought hereunder.

                  If the indemnification provided for herein is finally determined by a court of competent jurisdiction to be unavailable to an Indemnified Person under the first paragraph of this Schedule A in respect of any Liability or related expense, then the Company, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities and related expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and its subsidiaries on the one hand and by you on the other, from the services rendered pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause
(i) above, but also the relative fault of the Company and its subsidiaries on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations. The relative benefits received by the Company and its subsidiaries on the one hand and received by SNC (and its related Indemnified Persons), on the other hand, with respect to the Redemption and other transactions contemplated by the Redemption Documents shall be deemed to be in the same proportion as (a) the total value of the consideration proposed to be offered by the Company in connection with such Redemption and other transactions contemplated by the Redemption Documents bears to (b) the fees actually paid to you with respect to such Redemption and other transactions contemplated by the Redemption Documents less any amounts paid or payable or other liabilities incurred by SNC or any Indemnified Person in respect of transactions contemplated by this Agreement. The relative fault of the Company and its subsidiaries on the one hand and such Indemnified Person on the other hand with respect to the Redemption and other transactions contemplated by the Redemption Documents shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Company and its subsidiaries or by such

Indemnified Person (it being understood that the only information being provided by the Indemnified Persons is that information, if any, expressly related to SNC and SNC's respective relationships with the Company) and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Agreement, the Indemnified Persons, in the aggregate, shall not be required to contribute any amount in excess of the amount of fees actually received by you pursuant to
Section 4 of this Agreement in connection with such Redemption and other transactions contemplated by the Redemption Documents, less any amounts paid or payable or other liabilities incurred by SNC or any Indemnified Person in respect of transactions contemplated by this Agreement. The Company and you agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this Agreement and the engagement of you hereunder, except for such Liabilities (and related expenses) incurred by the Company which arise from actions taken by an Indemnified Person and then only to the extent they are determined by a court of competent jurisdiction in a final judgment not subject to appeal or further review to have resulted solely from such Indemnified Person's willful misconduct or gross negligence.

                  The indemnity and contribution obligation of the Company set forth herein shall be in addition to any liability or obligation the Company may otherwise have to any Indemnified Person.